DISTRIBUTION AGREEMENT

BETWEEN

NU SKIN ENTERPRISES HONG KONG, INC.

(Company No. 1107053-0142)

AND

NU SKIN (MALAYSIA) SDN. BHD.

(Company No. 402787-V)

THIS DISTRIBUTION AGREEMENT (hereinafter, this “Agreement”) is entered into this 20th day of June 2002 to be effective as of September 28, 2001, between NU SKIN ENTERPRISES HONG KONG, INC. (Company No. 1107053-0142), a company organized under the laws of the State of Utah, United States of America and having its principal place of business at 75, West Center Street, Provo, Utah 84601, United States of America and a registered branch office at 26th Floor, Windsor House, 311 Gloucester Road, Causeway Bay, Hong Kong (“NSEHK”), and NU SKIN (MALAYSIA) SDN. BHD. (Company No. 402787-V), a company incorporated in Malaysia and having its registered office at 6th Floor, Menara Boustead, 69, Jalan Raja Chulan, 50200 Kuala Lumpur, Malaysia and a place of business at Office Lot 04-01, Level 4, PNB Darby Park Retail, No. 10, Jalan Binjai, 50450 Kuala Lumpur (“NSMY”). Hereinafter NSMY and NSEHK shall be collectively referred to as the “Parties” and each shall be individually referred to as a “Party”.

RECITALS

WHEREAS, Nu Skin International, Inc. ("NSI") and its Affiliates are engaged in the development, marketing and distribution of various products through a network of independent distributors;

WHEREAS, NSI has granted to NSEHK, exclusive rights to distribute products in countries including the Federation of Malaysia, in South East Asia, developed by or procured through NSI and its Affiliates;

WHEREAS, NSI has granted to NSMY a license to use NSI’s network of independent distributors to market and distribute products in the Federation of Malaysia;

WHEREAS, NSMY desires, on the terms and conditions hereinafter set forth, to act as the exclusive distributor in the Federation of Malaysia of products procured from or through NSI and its Affiliates including NSEHK and subject to NSI’s approval to such appointment, NSEHK is willing to appoint NSMY as the exclusive distributor in the Federation of Malaysia of such products; and

WHEREAS, the Parties desire to enter into this Agreement to establish the terms and conditions on which NSMY shall have the right to act as a distributor of products procured from or through NSEHK and NSI.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement, unless the context otherwise requires or the parties otherwise agree within the terms of this Agreement, the following words, terms and phrases shall have the meanings assigned to them respectively by this Article I:

1.1

“Affiliate” shall mean, with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with, such specified person.

1.2	“Agreement” shall mean this Agreement (together with any exhibits and schedules hereto), as the same may be modified, amended or supplemented from time to time.

1.3	"Independent Distributor Network" shall mean the network of all NSI Independent Distributors.

1.4

"Intercompany Agreements" shall mean the License Agreement and the Trademark Licensing Agreement between NSMY and NSI, the Management Services Agreement between NSMY and Nu Skin International Management Group, Inc., and this Agreement.

1.5

“Intellectual Property” shall mean all of the patents, trademarks, trade names, service marks, other marks and devices, formulas, technologies, and other proprietary and confidential information relating to the design, specifications, manufacture, use or services of, or otherwise associated with, the Products.

1.6

“Nu Skin Confidential Information” shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSEHK and/or any Affiliate of NSEHK, including NSI, which NSMY may obtain knowledge of or access to in connection with its relationship with NSEHK and its Affiliates, including NSI, and the transactions contemplated by the Intercompany Agreements, including, but not limited to, information relating to Products, the NSI Independent Distributors, NSI’s compensation or commission systems or schemes, pricing methods, historical, current and projected financial information, marketing information, and any and all information, technical data or know-how related to any aspect of NSEHK’s, or any of its Affiliates’, business or technology including data, know-how, formulae, designs, drawings, proposals, specifications, and the terms of this Agreement.

1.7	“NSI Independent Distributor” shall mean a person authorized by contract with NSI to distribute, as an independent contractor, the Products in accordance with the terms of such distributor contract.

1.8

“NSMY Confidential Information” shall mean any and all information that is unique, proprietary or competitively sensitive to the business of NSMY which NSEHK may gain knowledge of or access to in connection with the transactions contemplated hereunder, but specifically excluding the Nu Skin Confidential Information.

1.9	“person” shall mean an individual, partnership, firm, joint venture, corporation, limited liability company, association, trust, unincorporated organization or other entity.

1.10

“Products” shall mean those products identified on Schedule A to this Agreement, as such Schedule A may be amended from time to time by NSEHK, in writing in its sole discretion, by its addition to or deletion from such schedule of products in the manner more fully described in Section 2.1 of Article II.

1.11	"Territory" shall mean the Federation of Malaysia.

ARTICLE II
APPOINTMENT EXCLUSIVE WHOLESALE DISTRIBUTOR

2.1	Scope

Subject to all terms and conditions of this Agreement, NSEHK hereby appoints NSMY as its exclusive wholesale distributor of the Products in the Territory under the names, logos and trademarks of the Products and, subject to availability, agrees to sell Products to NSMY for wholesale distribution within the Territory during the term of this Agreement. NSEHK may, from time to time, by thirty (30) days advance written notice to NSMY, add items to the list of Products and delete or withdraw items from the list of Products, in its sole discretion without any obligation to NSMY. NSMY accepts its appointment as the exclusive wholesale distributor of Products in the Territory for the term of this Agreement.

2.2	Sub-distributors

Except for the sale of Products to NSI Independent Distributors, NSMY shall not appoint sub-distributors or agents to promote or distribute Products inside or outside the Territory without the prior written consent of NSEHK, which consent may be withheld or granted with or without conditions in the sole and absolute discretion of NSEHK.

2.3	Sales by NSMY of Products

2.3(a)

NSMY agrees that any distribution and sale of Products in the Territory shall be made only by NSMY to NSI Independent Distributors, or, if NSEHK approves in writing the method and manner of NSMY’s conduct of such sales, directly to the retail customers of NSI Independent Distributors. NSEHK may, at its sole and absolute discretion, withhold or grant, with or without conditions, an approval pursuant to this Section 2.3(a).

2.3(b)

To facilitate sales to NSI Independent Distributors, NSMY shall have the right to access information regarding such NSI Independent Distributors resident in the Territory as provided by NSI to NSEHK pursuant to the Regional Distribution Agreement.

2.4	Sales by NSEHK in the Territory

Except to NSMY pursuant to this Agreement or as otherwise provided in this Section 2.4 or with NSMY’s written consent, NSEHK shall not sell, and shall use its commercially reasonable efforts to prohibit any other Party from selling Products to any person within the Territory or to any person outside the Territory for delivery to any person within the Territory. Notwithstanding the foregoing, NSEHK, on behalf of itself and its Affiliates including NSI, retains the right to enter into a distribution agreement for distribution of products other than the Products included from time to time in Schedule A so long as the products do not compete with the Products and the products are not distributed through the Independent Distributor Network. In addition, NSEHK and its Affiliates, including NSI, may sell Products to NSI Independent Distributors resident in the Territory provided such Products are shipped only to an address in a market outside the Territory and limited in quantity to such amounts as NSI establishes from time to time as its personal consumption limitations in accordance with the NSI International Order Policy as it may be amended from time to time. None of NSI, NSEHK and their Affiliates, however, will actively market to or solicit purchases of Products outside the Territory from NSI Independent Distributors whose country of residence, as shown in NSI’s records, is in the Territory.

2.5	Sales Outside the Territory

NSMY agrees that it will neither sell nor enable any person to sell Products to persons outside the Territory or to any person within the Territory for resale or delivery outside the Territory. Further, NSMY shall not promote or solicit customers for Product sales outside the Territory. NSMY shall not establish any facility outside the Territory through which orders are solicited or in which inventories of Products are stored without NSEHK’s written consent, which consent may be withheld or granted with or without conditions in the sole and absolute discretion of NSEHK.

2.6	Territory Orders and Inquiries

If NSMY receives any order or inquiry concerning the sale of Products outside the Territory, NSMY agrees to give NSEHK prompt notice of such inquiry or order, such notice to include the name and address of the person making the order or inquiry, as well as any other relevant details regarding such order or inquiry that NSEHK shall reasonably request.

ARTICLE III
GOVERNMENTAL APPROVALS AND REGISTRATIONS

NSMY agrees to obtain, or cause to be obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances of the Territory to enable this Agreement to become effective, to enable the Products to be imported into the Territory (except as otherwise provided herein) or to enable any payment pursuant to the provisions of this Agreement to be made. NSMY agrees to keep NSEHK informed of the progress in obtaining all such government approvals.

ARTICLE IV
OBLIGATIONS OF NSMY AS EXCLUSIVE WHOLESALE
DISTRIBUTOR IN THE TERRITORY

4.1	Marketing and Distribution

NSMY acknowledges that its strict performance of the obligations of this Agreement is essential to the continuation of the privilege of acting as the exclusive wholesale distributor of the Products in the Territory. NSMY shall have the following obligations, to be discharged at its own cost and expense, with respect to marketing and distribution of the Products:

4.1(a)	To use its best efforts to sell and actively promote and market, in accordance with all applicable laws and regulations and to the maximum extent possible, the Products in the Territory.

4.1(b)

To purchase from NSEHK such quantities of the Products as are required to maintain a balanced supply of the Products necessary to promote, market, sell and distribute the Products within the Territory in an efficient and timely manner.

4.1(c)	To ensure that all inquiries by NSI Independent Distributors and customers, including complaints, are responded to promptly and in a professional and courteous manner.

4.1(d)	ensure that all orders are processed and all shipments of Products are made within the Territory in a timely fashion.

4.1(e)	To diligently investigate or cause to be investigated all leads with potential customers referred to it by NSEHK or its Affiliates, including NSI.

4.1(f)	To permit NSEHK or its representatives to visit NSMY’s place of business and inspect its inventories, service records, financial records and other relevant documents.

4.1(g)

To maintain, cause to be maintained, or contract to maintain, adequate personnel, distribution and laboratory facilities dedicated on a full-time or part-time basis to the quality control and sale of Products, in compliance with and to the extent required by all laws, ordinances and regulations applicable within the Territory.

4.1(h)

To provide, at the request of NSEHK, a business plan for the term specified by NSEHK and in such form and detail as may be reasonably requested by NSEHK and to update such business plan as reasonably requested by NSEHK.

4.1(i)	To provide, at the request of NSEHK, reports of its activities and sales respecting the Products in the Territory in a form and in such detail and for such time period as NSEHK may reasonably require.

4.2	NSMY Operations

NSMY agrees to maintain, or cause to be maintained, such facilities and other places of business within the Territory as may be necessary to effect the purposes and intentions of this Agreement. NSMY further agrees to bear all fees and expenses it incurs in connection with the maintenance of such facilities and other places of business, including, without limitation, all leases, rentals, equipment, salaries, taxes, licenses, insurance, permits, telephone, telegraph, promotional, advertising, travel, accounting and legal expenses.

4.3 Pricing Information

NSMY shall, upon NSEHK’s request, advise NSEHK of the distribution or wholesale prices at which the Products are to be sold from time to time by NSMY to NSI Independent Distributors within the Territory.

4.4	Forecasts

To help NSEHK meet orders by NSMY for the Products, NSMY shall provide NSEHK, or NSI if NSEHK requests the forecasts be sent directly to NSI, no less often than quarterly, with a forecast of NSMY’s Product requirements, showing the quantities of prospective orders by NSMY for Products, the estimated respective dates of such orders and the estimated shipment dates for such orders.

4.5	NSMY Claims and Representations

NSMY shall not make any promises, representations, warranties or guarantees respecting the Products, sales of Products by NSI Independent Distributors or NSI’s sale compensation plan, except in accordance with those representations, warranties or guarantees as provided by NSEHK or NSI with respect thereto and in accordance and compliance with the applicable laws of the Territory. NSMY shall not make any claims concerning the Products that have not been approved in advance in writing by NSEHK.

4.6	Capitalization

NSMY agrees to capitalize itself adequately and maintain its operations both on a financially sound basis and in compliance with all applicable laws, regulations or ordinances covering the operations of such a business in the Territory.

4.7	Compliance with Laws

NSMY shall at all times conduct its efforts hereunder and its business in strict accordance with all applicable laws and regulations and with the highest commercial standards.

4.8	Storage of Products

NSMY shall store all inventories of Products at proper temperatures and environmental conditions to maintain the quality of the Products. In the event of damage to any of the Products for any reason rendering the contents unfit for use or consumption or otherwise unsaleable, NSMY shall promptly notify NSEHK of the facts and shall not distribute or transfer such Products to any other person or otherwise dispose of such Products except as instructed in writing by NSEHK.

4.9	Customer Support

NSMY shall be responsible for dealing with any NSI Independent Distributor or customer questions or complaints concerning the Products and to take prompt action to solve such questions or complaints. In fulfilling its customer service responsibilities, NSMY shall maintain sufficient staff and resources in order to provide a high level of customer service promptly and in a professional manner. NSMY shall report regularly to NSEHK concerning its customer service activities and shall take such commercially reasonable corrective measures as may be recommended by NSEHK to correct any deficiencies. In the event of any product liability claim that could result in liability to NSEHK or NSI, NSMY shall notify NSEHK and NSI and shall cooperate with NSEHK and NSI in dealing with such claim. No such claim shall be settled without the consent of NSEHK and NSI if either of them has potential liability.

4.10	Allocation of Expenses

4.10(a)	Import Licenses

To the extent import licenses are required for the importation of the Products into the Territory, NSMY hereby agrees that it will be responsible for securing and maintaining such import licenses and payment of all fees and expenses associated therewith.

4.10(b)	Import Expenses

NSMY agrees that it will be responsible for payment of all customs duties, excise taxes, similar governmental charges and levies, and any other charges or expenses related to any Products imported into the Territory.

4.10(c)	Other Expenses

In addition to the fees and expenses described in Articles 4.10 (a) and (b) above of Article 4 hereof, NSMY shall be responsible for the payment of all fees and expenses related to the development and maintenance of its business in the Territory, including, without limitation, the following:

(a)	fees and expenses to incorporate operating entities;

(b)	fees and expenses for obtaining business licenses and permits;

(c)	fees and expenses incurred in drafting and producing required promotional documentation and other literature such as product catalogues as well as contracts such as local product purchase agreements;

(d)	fees and expenses incurred in determining the requirements for registering Products, including ascertaining and complying with labelling and custom\import requirements;

(e)

fees and expenses related to locating and establishing office, warehouse and other physical facilities, including build out, furnishings and equipment, as well as negotiation and securing of necessary leases and permits;

(f)	all fees and expenses related to hiring a general manager and staff, and compliance with local labor laws and requirements; and

(g)

all other fees and expenses associated with the business other than those fees and expenses expressly allocated to NSI or NSEHK pursuant to the terms of any of the Intercompany Agreements. To the extent NSEHK incurs any of the foregoing fees or expenses on behalf of NSMY, NSMY shall promptly reimburse NSEHK the amount of such fees and expenses upon the receipt of an invoice from NSEHK.

4.11	Endorsement by NSI

At NSMY’s request, NSEHK shall procure NSI’s confirmation on the Endorsement to this Agreement of NSI’s approval of the appointment under this Agreement by NSEHK of NSMY as NSEHK’s exclusive wholesale distributor of the Products in the Territory upon the terms and subject to the conditions set forth in this Agreement and upon terms that NSI shall be entitled to exercise and enforce in its own name, all rights reserved to NSI and conferred upon NSI by this Agreement and in the same manner as if NSI were joined as a party to this Agreement. The Parties shall countersign the Endorsement to this Agreement.

ARTICLE V
PURCHASE OF PRODUCTS

5.1	Purchase of Products

NSMY agrees to purchase from NSEHK such quantities of Products as shall be necessary to meet the sales demands within the Territory and to maintain an adequate supply of inventory in order to avoid and minimize any Product shortages.

5.2	Exclusive Supplier

     NSMY shall source the Products exclusively from or through NSEHK.

5.3	Pricing

The prices payable by NSMY for the Products shall be as determined by NSEHK from time to time and stipulated on a Pricing List for Malaysia to be established by NSEHK. NSEHK shall be free to change and modify the pricing for the Products at any time for any reason without any obligation to NSMY. Such revised pricing shall become effective thirty (30) days from the date written notice of such price changes is delivered to NSMY. The revised pricing shall apply to any purchase order received prior to the effective date if the Products are to be delivered more than 30 days after acceptance of the purchase order. All prices are exclusive of freight, packaging costs, taxes, import duty and fees, and insurance charges, all of which are the responsibility of NSMY.

5.4	Ordering

All orders for Products submitted by NSMY shall be initiated by written purchase orders sent to NSEHK (or NSI if so directed by NSEHK) or via electronic submissions or other means approved by NSEHK; provided, however, that an order may initially be placed orally or by e-mail if a confirmation written or electronic purchase order is received by NSEHK within ten (10) days after said oral or e-mail order. Each purchase order shall identify the Products to be purchased, the country to which such Products shall be distributed to ensure shipment and receipt of Products which comply with such country’s laws and regulations, the quantities thereof, and the requested shipment dates thereof. All purchase orders for the Products received by NSEHK are subject to its acceptance in its sole and absolute discretion and NSEHK shall have no liability if it elects not to supply the Products for any reason. NSEHK, however, shall use its good faith efforts to fill the order of NSMY for any non-discontinued Products with due regard to availability, demand of other distributors of NSI in other Territories, inventory on hand at NSEHK and NSI, and capacity of manufacturers. NSMY understands that NSEHK sources most of the Products from or through NSI who in turn sources most of the Products from contract manufacturers. As a result, availability shall similarly be conditioned upon the ability of NSI and such contract manufacturers to fulfil their manufacturing requirements and NSEHK shall have no liability for any failure of NSI or the contract manufacturer to fulfil their obligations in a timely and accurate manner. Following receipt of a purchase order, NSEHK shall promptly notify NSMY whether it accepts such purchase order and an estimate as to when the Products are to be delivered. NSEHK shall use its good faith efforts to fulfill the order by the estimated shipping date. NSEHK, however, shall have no liability of any kind for any delay in fulfillment of an order for any reason. The terms and conditions for the sale of any Products shall be governed by the terms of this Agreement and the standard terms and conditions of sale established by NSEHK from time to time as provided to NSMY in written form. NSEHK shall not be subject to any terms or conditions set forth in a purchase order from NSMY. Nothing contained in any such purchase order shall in anyway modify the terms of this Agreement or NSEHK’s then existing standard terms and conditions of sale or any additional terms or conditions thereto agreed to by NSEHK in writing. In the event of a conflict between the terms of this Agreement and NSEHK’s standard terms and conditions of sale from time to time and/or additional terms or conditions thereto agreed to by NSEHK, the terms of this Agreement shall prevail.

5.5	Shipping Terms

Title to and risk of loss for any Product(s) ordered and shipped pursuant to the terms of this Article shall remain with NSEHK until their actual delivery to NSMY or its designated agent at the port designated in the Purchase Order or at such other time as the parties may agree to in writing, for title and risk of loss to pass to NSMY. Shipment shall be made in a commercially reasonable manner in accordance with standards applicable in the trade and industry. Unless NSEHK notifies NSMY to the contrary, NSEHK shall ship all Products CIP to the shipping destinations designated by NSMY. In the event shipments of products are made to a bonded facility in Malaysia for the benefit of NSEHK, the title to and risk of loss for any Product(s) ordered and shipped to such bonded facility shall remain with NSEHK until their actual delivery to NSMY or its designated agent or shipper at or near the bonded facility in Malaysia.

5.6	Payment Due Date

NSMY shall pay for each delivery of Products within thirty (30) days after the date of arrival of the Products at the destination specified in the Purchase Order or the date of dispatch of a commercial shipping invoice, whichever is later.

5.7	Payment Terms

Invoices and prices shall be denominated in Ringgit, and payments made by NSMY to NSEHK under this Agreement shall be payable in U.S. Dollars. For the purposes of such payment, amounts stated in Ringgit shall be converted on the date payment is initiated at the selling rate for U.S. Dollars published on such date by such financial institution as is approved by NSEHK in writing from time to time. Payments shall be made either directly to NSEHK in immediately available funds by wire transfer to an account designated by NSEHK, or by such other means of payment acceptable to NSEHK from time to time.

5.8	Exchange Regulations

If NSMY shall be prevented by exchange regulation or restraint from making payment of any sum due to NSEHK in U.S. Dollars, then NSMY shall make payment in such other currency as may be selected by NSEHK and be permitted by exchange regulations.

5.9	Default Rate

Without limiting or prejudice to any of NSEHK’s other rights and remedies under this Agreement:

5.9(a)

An amount due and outstanding under the terms of this Agreement and not paid within sixty (60) days from the date on which such amount is due ands payable in accordance with the payment provisions herein, shall bear interest (both before and after judgment) at the rate of ten percent (10%) from the due date and until the date of actual payment; and

5.9(b)

NSEHK may (but shall not be obligated to) waive, whether with conditions or otherwise, its right to the payment of interest payable pursuant to Section 5.9(a) of Article V hereof, whether in respect of all or some of the monies due and payable from time-to-time by NSMY to NSEHK and for such period as NSEHK deems appropriate in its sole and absolute discretion.

5.9(c)	Interest shall accrue daily and be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed in any partial calendar month.

5.10	No Set-Off

All sums payable by NSMY to NSEHK under this Agreement shall be paid without any set-off, counter-claim, qualification or condition whatsoever.

5.11	Product Returns/Exchanges Inspection

NSMY shall thoroughly inspect all Products within fifteen (15) days of the arrival of the Products at the destination designated by NSMY in the Purchase Order. NSMY shall promptly notify NSEHK of any defect in the Products or any non-conformance with the specifications agreed upon by the Parties with respect to such Products and the order. If any Products are to be returned by NSMY because of defect or non-conformity, NSMY shall within forty-five (45) days following actual receipt, return such Products to NSEHK or to NSI if so designated by NSEHK. In the event of such a return, NSEHK shall make appropriate arrangements, acceptable to NSMY, to replace any such defective Products at NSEHK’s sole cost and expense. Failing such replacement, NSEHK shall, at the option of NSEHK, either credit the purchase price of the defective Products plus any customs or duties paid with respect to such defective Products to NSMY’s account or promptly grant NSMY a cash refund for the purchase price paid by NSMY for such Products. If NSEHK is not notified in writing of any defective Products within forty-five (45) days after the arrival of the Products at the shipping destination designated by NSMY, then NSMY shall be deemed to have accepted the Products concerned and waived its right to return any such Products. After this forty-five (45) day period, NSMY may not return a Product for any reason without NSEHK’s prior written consent, which may be withheld or granted with or without conditions in the sole and absolute discretion of NSEHK. NSMY shall be responsible for all shipping charges for Products returned after the forty-five (45) day period.

5.12	Creation of Security Interest

Simultaneously with the execution of this Agreement (or such later date as may be acceptable to NSEHK), NSMY shall execute a Deed of Debenture in terms reasonably required by NSEHK and thereby create a fixed charge over NSMY’s fixed assets and a floating charge in favour of NSEHK, NSI and Nu Skin International Management Group, Inc. over NSMY’s undertaking, current and future inventory of Products purchased pursuant to this Agreement, NSMY’s receivables and other properties and assets to secure full and prompt payment by NSMY of all amounts which NSMY is obligated to pay to NSI, NSEHK and their Affiliates under the terms of this Agreement and the other Intercompany Agreements. NSMY shall take such actions, and execute such documents, as may be necessary to establish and perfect such security interest under applicable law.

ARTICLE VI
OBLIGATIONS OF NSEHK AS SUPPLIER OF PRODUCTS

6.1	Product Formulation

NSEHK and NSMY agree to cooperate and work with NSI to mutually determine the formulae or ingredients to be used for Products in the Territory based on local market regulations and consumer preferences. NSI shall own all right, title and interest to any formula, technology or other intangible property developed for Products and shall compensate NSMY for any services provided by NSMY.

6.2	Warranty

With respect to Products procured by NSEHK from manufacturers who are not Affiliates of NSEHK or NSI, NSEHK, to the extent possible, shall pass on and assign to NSMY the warranty provided by such manufacturers and NSEHK shall assist NSMY in making any claims against such manufacturers. NEITHER NSI NOR NSEHK MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO PRODUCTS PROCURED FROM MANUFACTURERS WHO ARE NOT AFFILIATES OF NSEHK OR NSI. Subject to the provisions of Section 5.11 of Article V hereof, NSEHK shall be responsible for any shipping charges associated with the return of Products that do not meet the manufacturer’s warranty. With respect to any Products that are manufactured by NSI, NSEHK or their Affiliates, NSEHK warrants that such Products shall conform to the specifications established by NSI, NSEHK and NSMY and that such Products shall be merchantable and free from defects. Provided that the Products manufactured by NSI, NSEHK or their Affiliates are stored in appropriate conditions, NSEHK warrants that such Products shall have the shelf life specified in the specifications agreed to by the Parties. NSMY assumes responsibility for ensuring that the specifications agreed upon by the Parties comply with all applicable laws and regulations of the Territory and neither NSEHK nor NSI assumes any obligation with respect to such compliance. NSEHK further warrants that it will deliver good title to the Products and that the Products will be delivered free from any lawful security interest or other lien or encumbrance except as provided by this Agreement.

6.2(a)

In no event shall NSEHK’s or NSI’s liability for any breach of such warranties exceed in amount the price of the Products in respect of which any breach is claimed. NSEHK’S AND NSI’S WARRANTY STATED HEREIN ARE EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2(b)

NSI and NSEHK neither assume nor authorize any person or entity to assume for it any other liability in connection with the Products supplied hereunder, and there are no oral contracts or warranties collateral to or affecting this Agreement. Neither NSEHK nor NSI shall be liable to NSMY or any other persons for consequential, special or incidental damages.

ARTICLE VII
SALE AND MANUFACTURE OF PRODUCTS

7.1	Non-Competing Products

Nothing contained herein, shall restrict or prohibit NSMY from selling, distributing, manufacturing or causing to be manufactured products or materials which do not compete directly or indirectly with the Products, provided that such other products do not infringe upon any patent, name, trademark, emblem, trade name, design right, model, formula, Nu Skin Confidential Information or other commercial or industrial property rights of NSEHK or NSI or any of their Affiliates. Notwithstanding the foregoing, in the event NSMY desires to sell or distribute a product or service that is not currently available through NSEHK or NSI, NSMY shall work with NSEHK and NSI and allow NSEHK the opportunity to develop and manufacture, or cause to be developed or manufactured, such product or service. In the event that NSMY and NSEHK are unable to agree upon terms acting in good faith, NSMY may acquire from another person, such product or service if it does not compete directly or indirectly with the Products or any other products or services NSEHK or NSI sells outside the Territory and which NSEHK has agreed to provide to NSMY on terms consistent with those upon which NSEHK provides such products or services to its other Affiliates.

7.2	Competing Products

During the term of this Agreement, NSMY shall not, and shall not authorize another party to, manufacture, cause to be manufactured, distribute or sell (i) any products or materials which directly or indirectly compete with the Products or (ii) copies of the Products or other products that might reasonably be deemed under U.S. or foreign law to be confusingly similar to the Products, in each case without the prior written consent of NSI and NSEHK, which may be withheld or granted with or without conditions in the sole and absolute discretion of NSEHK and NSI.

7.3	Discontinued Products

Notwithstanding the foregoing, in the event NSMY receives notice from NSEHK of the discontinuance of the sale of any Product, NSMY may elect to manufacture or cause to be manufactured such Product; provided that, if such discontinued Product competes directly or indirectly with any other Product, the prior written consent of NSEHK shall be required, which may be withheld or granted with or without conditions in the sole and absolute discretion of NSEHK. If NSMY elects to so manufacture or cause to be manufactured such discontinued Product, NSEHK shall, to the extent NSEHK or NSI retains any rights to such formula, license the formula or cause NSI to license the formula to such discontinued Product to NSMY on substantially the same terms as set forth in the Trademark Licensing Agreement, dated as of the date hereof, by and between NSI and NSMY. In the event NSI and NSEHK no longer owns or has any further rights to such Product or formula, NSMY shall not have the right to market such Product unless it obtains the right to market such Product from the person holding the rights to such Product or formula.

ARTICLE VIII
NATURE OF RELATIONSHIP

The relationship of NSMY and NSEHK shall be and at all times remain, respectively, that of independent contractor and contracting party. Nothing contained or implied in this Agreement shall be construed to constitute either party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other.

ARTICLE IX
TERM AND TERMINATION

9.1	Term

This Agreement shall commence and take effect on September 28, 2001 and the initial term shall end on December 31, 2004, unless terminated earlier pursuant to the provisions of this Article IX. This Agreement automatically shall renew for successive one (1) year terms unless terminated by either Party by written notice given not less than (90) days prior to the end of the current term of this Agreement or in accordance with Sections 9.2, 9.3 or 9.4 of Article IX hereof.

9.2	Termination for Insolvency/Receivership

This Agreement may be terminated by either Party immediately or at any time after the occurrence of any of the following events:

9.2 (a)

the other Party shall commence any case, proceeding or other action: (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar action; or

9.2(b)

there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in Section 9.2(a) of Article IX hereof which either results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of 90 days.

9.2(c)

if the other Party causes or allows a judgment in excess of ten percent (10%) of its assets as reflected on its most recent balance sheet to be entered against it or involuntarily allows a lien, security interest, or other encumbrance to attach to its assets which secures an amount in excess of ten percent (10%) of its assets.

9.3	Termination for Breach of this Agreement

9.3(a)

This Agreement may be terminated immediately by NSEHK if NSMY fails to pay on the due date, any monies payable hereunder by NSMY to NSEHK and such failure continues for a period of thirty (30) days from NSMY’s receipt of a written notice given by NSEHK requiring such payment.

9.3(b)

This Agreement may be terminated by either Party, if the other Party is in default in the performance of any material obligation under this Agreement (other than NSMY’s obligation to pay monies referred to in Section 9.3(a) of this Article IX) and such default has not been cured within thirty (30) days after receipt of written notice of such default by the defaulting Party.

9.4	Termination for Breach of Shareholders Agreement/ Upon Termination of Other Intercompany Agreements/ Unenforceability of Deed of Debenture

     This Agreement may be terminated by NSEHK if:

9.4(a)

any of the parties (other than Nu Skin Enterprises, Inc.) to the Shareholders Agreement by and between Nu Skin Enterprises, Inc. and the other shareholders of Nu Skin Malaysia Holdings Sdn. Bhd. (Company No. 552189-P) ("NSMH"), the parent/holding company of NSMY, breaches such party's obligations thereunder and fails to cure such breach within thirty (30) days after its receipt of a written notice of such breach given by Nu Skin Enterprises, Inc. requiring such cure;

9.4(b)

the aforesaid Shareholders Agreement or any other(s) of the Intercompany Agreements is/are terminated for any reason whatsoever or the Deed of Debenture referred to in Section 5.12 of Article 5 hereof and/or either of the charges created thereunder is/are void for any reason whatsoever;

9.4(c)

by agreement between the parties to the aforesaid Shareholders Agreement, all of the issued shares in NSMY are sold by NSMH to a third party or NSMY’s business and assets are sold by NSMY to a third party;

9.4(d)	Nu Skin Enterprises, Inc., NSI, NSEHK or other Affiliate of NSI ceases to hold, directly or indirectly, an equity interest of at least thirty percent (30%) in NSMY; or

9.4(d)

persons representing from time to time such of Nu Skin Enterprises, Inc., NSI and other Affiliate of NSI as is/are the holder(s) of an indirect thirty percent (30%) equity interest in NSMY, cease (for any reason other than their removal by such holder of an indirect thirty percent (30%) equity interest in NSMY) to hold office as such number of directors of NSMY as constitute less than thirty percent (30%) of the total number of NSMY’s Board of Directors.

9.5	Termination for Loss of License

NSEHK shall have the right to terminate this Agreement if any license, regulatory approval, or corporate authority necessary to conduct the business in the manner contemplated by the Parties and the Intercompany Agreements, is terminated, is not obtained or renewed, or expires.

9.6	Survival of Obligations

The termination or expiration of this Agreement shall be without prejudice to the rights and remedies of a Party in respect of any antecedent breach of this Agreement. The obligations of a Party to pay any sums that are due and payable as of the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

ARTICLE X
EFFECT OF TERMINATION

10.1	Termination of Rights

Upon termination of this Agreement by NSEHK, all rights herein granted to NSMY by or pursuant to this Agreement shall cease to be exercisable by NSMY and shall revert to NSEHK, and NSMY shall immediately cease to hold itself out to the public as NSEHK’s exclusive wholesale distributor in the Territory or otherwise represent that it is associated in any manner with NSEHK or NSI. The provisions of this Section 10.1 shall not apply to sales by NSMY of Products which NSEHK does not repurchase pursuant to Section 10.3 of Article X hereof.

10.2	Ordered Products

Upon termination of this Agreement, NSEHK may either (a) deliver, and NSMY shall pay for, all Products ordered by NSMY prior to such termination or (b) cancel, without cost or liability, NSMY’s orders for such Products.

10.3	Inventory Repurchase

Upon the expiration or termination of this Agreement, NSEHK shall have the option, but not the obligation, to repurchase for cash all or any portion of NSMY’s inventory of Products at the original purchase price paid by NSMY to NSEHK for such Products as determined by NSEHK’s sales records. NSEHK may exercise this right by providing written notice of its election to exercise this option to purchase all or a portion of the inventory. Following the termination of this Agreement, NSEHK shall have the right to enter NSMY’s premises to inspect NSMY’s inventory of Products. NSEHK shall be responsible for making transportation arrangements for any Products repurchased after NSMY has prepared them for shipping. NSMY agrees to promptly prepare the Products for shipping upon receipt of written notice of NSEHK’s election to repurchase the inventory. NSMY shall be responsible for the shipping charges. If the Products are not repurchased by NSEHK, NSMY is solely responsible for their disposal, and NSMY undertakes to dispose of such Products in such a manner as will not infringe the intellectual property rights of NSEHK or NSI, or interfere with NSI’s or NSEHK’s goodwill. NSMY will destroy or return all material that NSMY possesses on which NSEHK’s or NSI’s Intellectual Property appears.

10.4	No Release of Payment obligations

Upon termination of this Agreement, neither Party shall be released from its obligations to pay monies due or to become due to the other Party or to complete any unfulfilled obligations under this Agreement, and each Party shall immediately pay, perform and discharge all debts, obligations and liabilities hereunder.

10.5	Limitation on Damages

Upon termination of this Agreement for any reason, neither Party shall be liable for any special, indirect, incidental, punitive or consequential damages, regarding such termination, irrespective of whether such obligations or liabilities may be contemplated in any law applicable within the Territory and or elsewhere, and, except as otherwise provided by applicable law, each Party hereby waives and relinquishes any rights, pursuant to law or otherwise, to any such damages. The remedies contained herein shall be exclusive. NSMY acknowledges and agrees that any amounts spent by NSMY in the performance of this Agreement shall be spent and incurred with the knowledge that this Agreement may be terminated as provided in this Agreement and NSMY shall make no claim against NSEHK or NSI for, and NSEHK and NSI shall not be liable with respect to, NSMY’s investment or expenditures incurred in anticipation of the continuance of this Agreement.

10.6	Survival

The provisions of Article XI, Article XII and Article XIII, as well as any other provisions that by their terms so provide, shall survive termination of this Agreement and continue in full force and effect thereafter.

ARTICLE XI
CONFIDENTIALITY

11.1	NSMY Confidentiality

NSMY agrees that, during and after the term of this Agreement, NSMY shall maintain in confidence all Nu Skin Confidential Information and shall not disclose any Nu Skin Confidential Information to any third party or use any Nu Skin Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of Nu Skin Confidential Information, NSMY shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. NSMY shall , without limiting its obligation to maintain the Nu Skin Confidential Information in confidence, use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any Nu Skin Confidential Information for any purpose other than those permitted by this Agreement. NSMY shall use its best efforts to ensure that no person other than its employees shall have access to Nu Skin Confidential Information without the prior written consent of Nu Skin, and shall restrict access to Nu Skin Confidential Information to those having a need for access thereto.

11.2	NSEHK Confidentiality

NSEHK agrees that, during and after the term of this Agreement, NSEHK shall maintain in confidence all NSMY Confidential Information and shall not disclose any NSMY Confidential Information to any third party or use any NSMY Confidential Information for any purpose whatsoever except as contemplated by this Agreement. In maintaining the confidentiality of NSMY Confidential Information, NSEHK shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Without limiting its obligation to maintain the NSMY Confidential Information in confidence, NSEHK shall use commercially reasonable efforts to ensure that each of its employees and contractors holds in confidence and makes no use of any NSMY Confidential Information for any purpose other than those permitted by this Agreement. NSEHK shall use its best efforts to ensure that no person other than its employees and contractors shall have access to NSMY Confidential Information without the prior written consent of NSMY, and shall restrict access to NSMY Confidential Information to those employees and contractors having a need for access thereto.

11.3	Exceptions

The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) either Party is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, provided, however, that such Party shall not, to the extent possible, make any such disclosure without first notifying the disclosing Party and allowing the disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure, or (ii) the Party receiving disclosed information can demonstrate that (A) the disclosed information was at the time of such disclosure already in, or subsequently becomes part of, the public domain other than as a result of actions of the receiving Party, its affiliates, employees, consultants, agents or subcontractors in violation hereof; (B) the disclosed information was received by the receiving Party on an unrestricted basis from a source unrelated to the disclosing Party provided the receiving Party has no knowledge or reason to know that such Party is under a duty of confidentiality with respect to such information.

11.4	Unauthorized Disclosure

Each Party acknowledges and confirms that the Confidential Information of the other Party constitutes valuable proprietary information and trade secrets of the other Party and that the unauthorized use, loss or outside disclosure of such information shall cause irreparable injury to the other Party. Each Party shall notify the other Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information of the other Party, and will cooperate with the other Party in every reasonable way to help regain possession of such information and to prevent its further unauthorized use. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of the Confidential Information of the other Party and that the other Party shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction, and shall be entitled to recover reasonable attorneys’ fees for any action arising out of or relating to a disclosure of such Confidential Information.

11.5	Return of Confidential Information

NSMY shall, upon the request of NSEHK, return to NSEHK all Nu Skin Confidential Information, including any copies or reproductions thereof, in NSMY’s possession or control.

11.6	Property Rights

NSMY agrees that NSI or NSEHK owns all right, title and interest in, or has a valid license to use, the Intellectual Property. This Agreement confers no rights with respect to the Intellectual Property except for the limited right to resell the Products during the term of this Agreement as set forth herein, which right shall terminate upon termination of this Agreement. This Agreement confers no right or license to, expressly or by implication, and NSMY shall not, manufacture, duplicate or otherwise copy or reproduce any of the Products or use the Intellectual Property for any other purpose.

11. 7	Intellectual Property Covenants

NSMY shall not do any act that would or might invalidate or dilute NSI’s registration of, or title to, the Intellectual Property. NSMY shall not attempt to vary or cancel any registration of the Intellectual Property, shall not hold itself out as or represent it is the owner of the Intellectual Property, or assist any other person in any of the foregoing. NSMY shall not alter in any way the Intellectual Property used in connection with the goods and shall not combine Intellectual Property with any intellectual property of NSMY in a manner that could create joint rights in the Intellectual Property.

11.8	Trademarks

During the term of this Agreement, NSMY shall have the right to indicate to the public that it is the authorized distributor of the Products and to utilize the trademarks associated with the Products or the packaging of the Products in all respects in accordance with the terms and conditions of this Agreement. NSMY’s use of trademarks other than on the packaging of the Products procured through NSEHK, shall be governed by the Trademark Licensing Agreement entered into simultaneously with this Agreement. Any use of trademarks on any packaging to be produced by NSMY shall first be submitted to NSEHK for approval of the design, color and other details of the use of the trademark, which approval may be withheld or granted with or without conditions in the sole and absolute discretion of NSEHK. Any use of the trademarks of NSI must state that NSI is the owner of the trademark.

ARTICLE XII
INDEMNIFICATION AND INSURANCE

12.1	NSEHK Indemnity

NSEHK agrees during and after the term of this Agreement to indemnify and hold harmless NSMY from liability, loss, cost or damage, (including reasonable attorneys’ fees) which NSMY may incur as a result of claims, demands or judgements, of any kind or nature, by anyone whomsoever, arising out of:

(i)	any breach of the representations and warranties set forth in Article VI; or

(ii)

a claim that the Products or NSI’s Confidential Information infringes any patent, copyright, trade secret or other intellectual property right of a third party; provided that NSMY provides NSEHK with prompt notice in writing of any such claim or demand, NSEHK is given the right to assume control of such defense and NSMY shall cooperate with NSEHK in the defense or settlement of any such claim or action. NSEHK shall not have any obligation to indemnify NSMY for any claim if such claim is settled without the consent of NSEHK.

Notwithstanding the foregoing, NSEHK shall have no obligation to indemnify NSMY for any liabilities arising out of NSMY’s failure or the failure of the NSI Independent Distributors in the Territory to utilize, sell, market or promote the Products:

(i)	in the manner for which the Products are reasonably intended;

(ii)	in compliance with NSEHK's or NSI's policies and procedures; or

(iii)

as contemplated by the Intercompany Agreements, including, but not limited to, liabilities arising out of false or misleading claims made by the NSI Independent Distributors. In addition, neither NSEHK nor NSI shall have any liability with respect to any alleged infringement to the extent such alleged infringement relates to information or specifications provided by NSMY, or alteration of the Product by NSMY.

12.2	NSMY Indemnity

NSMY agrees during and after the term of this Agreement to indemnify and hold harmless NSEHK and NSI from liability, loss, cost or damage (including reasonable attorney’s fees), which NSEHK or NSI may incur as a result of claims, demands or judgements, of any kind or nature, by anyone whosoever, arising out of or resulting from the possession, use or sale of the Products by NSMY or any of the NSI Independent Distributors (except to the extent NSEHK has indemnified NSMY against such claims, demands, or judgements pursuant to Section 14.1 hereof); By way of elaboration, but not limitation, NSMY shall indemnify NSEHK and NSI for any liabilities arising out of NSMY’s failure or the failure of the NSI Independent Distributors to utilize, sell, sell, market or promote the Products;

(i)	in the manner for which the Products are reasonably intended;

(ii)	in compliance with Nu Skin policies and procedures; or

(iii)

as contemplated by the Intercompany Agreements, including but not limited to, liabilities arising out of false or misleading claims made by NSI Independent Distributors. Notwithstanding the foregoing, in the event NSMY shall have requested NSI to take disciplinary actions against an NSI Independent Distributors operating in the Territory and NSI shall have, in breach of its obligations under its License Agreement with NSMY, failed to take such actions against such NSI Independent Distributor, NSMY shall not be obligated to indemnify NSEHK or NSI for any loss that NSI NSEHK might incur as a reasonable and proximate result of such failure.

12.3	Insurance

At all times during and following the terms of this Agreement, each of NSEHK and NSMY shall maintain insurance (or cause the other Party to be added as an additional insured to any policy not maintained by such Party) with one or more reputable insurers reasonable in coverage and amount in direct proportion and corresponding to the business to be conducted by such Party pursuant to this Agreement.

12.4	Infringement Remedy

In the event a claim of infringement by a third party covered by the indemnity set forth in Section 12.1 of this Article XII, NSEHK shall have the right to elect, at its option and expense, to either replace or modify the Products so that they become non-infringing, or accept return of the Products and refund to NSMY an amount equal to the aggregate purchase price paid by NSMY for such Products.

ARTICLE XIII
MISCELLANEOUS

13.1	Assignment

This Agreement shall be binding on and inure to the benefit of the respective successors, assigns and beneficiaries of the Parties; provided that neither Party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld or granted with or without conditions at the sole discretion of such other Party. Any attempted assignment without requisite written consent shall be void and unenforceable. Notwithstanding the forgoing, NSEHK may assign this Agreement to any of its Affiliates.

13.2	Notices

A notice, request and other communication hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, courier or registered airmail, or communicated by facsimile, cable or similar electronic means to the address, facsimile number or cable identification number provided below (or as changed in accordance with this Section 13.2) of the Party to whom it is addressed and shall be deemed to be given if delivered by hand or courier, at the time of delivery or if communicated by facsimile, cable or similar electronic means, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid:-

If to NSEHK:	Nu Skin Enterprises Hong Kong, Inc 26th Floor, Windsor House, 311 Gloucester Road Causeway Bay, Hong Kong Attn: Regional Controller Facsimile No.: 852-882-7809

If to NSMY:	Nu Skin (Malaysia) Sdn. Bhd. Office Lot 04-01, Level 4, PNB Darby Park Retail No. 10, Jalan Binjai, 50450 Kuala Lumpur Malaysia Attn: Managing Director Facsimile: 603-2170 7799

Either Party may change its facsimile number, cable identification number or address by a notice given to the other Party in the manner set forth above.

13.3	Waiver and Delay

No waiver by either Party of any breach or default in performance by the other Party, and no failure, refusal or neglect of either Party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other Party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

13.4	Force Majeure

A Party shall not be responsible for failure to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war, terrorist activities or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a Party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a Party. If an event of force majeure should occur, the affected Party shall promptly give notice thereof to the other Party and such affected Party shall use its reasonable best efforts to cure or correct any such event of force majeure.

13.5	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State.

13.6	Dispute Resolution

Any dispute or difference which may arise between the Parties at any time hereafter, whether during the continuance in force of this Agreement or upon or after its termination, touching any matter or thing herein contained or the operation or construction of this Agreement or any matter or thing in any way connected with, arising from or in relation to this Agreement or the rights, duties or liabilities of the Parties hereunder shall be finally settled by arbitration in accordance with International Arbitration Rules of the American Arbitration (“L/Authority”).

13.6(a)	A reference to arbitration shall be to three (3) arbitrators.

13.6(b)	The arbitration shall be held in Provo, State of Utah, United States of America, at the Regional Center and the language to be used in the arbitral proceedings shall be English.

13.6(c)

Pending the commencement of the arbitral proceedings, either Party may apply, to the courts in Utah and/or Malaysia (which shall have non-exclusive jurisdiction) for the grant of interim injunctions and orders for the protection and preservation of property subject of or relating to this Agreement. For the purposes of this Section 13.4(c) and as provided in the Arbitration Rules of the AAA, arbitral proceedings shall be deemed to commence on the date when the administrator of the AAA receives notice of arbitration from the Party initiating the arbitration.

13.7	Integrated Contract

This Agreement together with the document and agreements referred to herein constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

13.8	Modifications and Amendments

No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

13.9	Severability

To the extent that any provision of this Agreement is (or, in the opinion of counsel mutually acceptable to both parties, would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

13.10	Counterparts and Headings

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

IN WITNESS WHEREOF, the Parties have by their respective duly authorized representatives executed this Agreement as of the day and the year first above written.

NU SKIN ENTERPRISES HONG KONG, INC.

By:    /s/  Truman Hunt

Name: Truman Hunt

Its: Vice President

NU SKIN (MALAYSIA) SDN. BHD.

By:    /s/  Datuk Mohd Nadzmi Bin Mohd Bin Mohd Salleh

Name:    Datuk Mohd Nadzmi Bin Mohd Bin Mohd Salleh

Its:     Director

ENDORSEMENT

WE, NU SKIN INTERNATIONAL, INC. (Company No. 880564-0142), a corporation organized under the laws of the State of Utah, United States of America and having its principal place of business at 75, West Center Street, Provo, Utah 84601, United States of America confirm our approval of the appointment under the Distribution Agreement (to which this Endorsement is attached) by NU SKIN ENTERPRISES HONG KONG, INC. (Company No. 1107053-0142), a company organized under the laws of the State of Utah, United States of America and having its principal place of business at 75, West Center Street, Provo, Utah 84601, United States of America and a registered branch office at 26th Floor, Windsor House, 311 Gloucester Road, Causeway Bay, Hong Kong (“NSEHK”) of NU SKIN (MALAYSIA) SDN. BHD. (Company No. 402787-V), a company incorporated in Malaysia and having its registered office at 6th Floor, Menara Boustead, 69, Jalan Raja Chulan, 50200 Kuala Lumpur, Malaysia and a place of business at Office Lot 04-01, Level 4, PNB Darby Park Retail, No. 10, Jalan Binjai, 50450 Kuala Lumpur (“NSMY”) as NSEHK’s exclusive wholesale distributor of the Products in the Territory upon the terms and subject to the conditions set forth in the Distribution Agreement and upon terms that we shall be entitled to exercise and enforce in our name and in the same manner as if we were joined as a party to the Distribution Agreement, all rights reserved to us and conferred upon us by the Distribution Agreement.

The expressions “Products” and “Territory” as used in this Endorsement shall have the meanings given to them by the Distribution Agreement.

NU SKIN INTERNATIONAL, INC.

By:    /s/  Steven J. Lund

   Steven J. Lund

Its: President

Date:

ENDORSEMENT

WE, NU SKIN ENTERPRISES HONG KONG, INC. (Company No. 1107053-0142) and NU SKIN (MALAYSIA) SDN. BHD. (Company No. 402787-V) confirm that NU SKIN INTERNATIONAL, INC. (Company No. 880564-0142) ("NSI") is entitled to exercise and enforce in its own name and as if NSI were joined as a party to the Distribution Agreement, all rights reserved to NSI and conferred upon NSI by the Distribution Agreement.

NU SKIN ENTERPRISES	NU SKIN (MALAYSIA) SDN.
HONG KONG, INC	BHD.
By: /s/ Truman Hunt	By: /s/ Datuk Mohd Nadzmi Bin Mohd Bin Mohd Salleh
Truman Hunt
Its: Vice President	Its: DIrector
Date:	Date: